To the Board of Directors
FIIC, Inc.

Consent of Independent Registered Public Accounting Firm

We consent to the use of our Independent Auditor’s Report dated March 1, 2006, except for Note 12, as to which the date is May 31, 2006, covering the financial statements of FIIC, Inc. for the period from Inception (January 25, 2005) to December 31, 2005, to be included in the this Current Report on Form 8-K/A to be filed with the Commission on or about June 6, 2006.

/s/ Schoonover Boyer & Associates

Columbus, Ohio
June 6, 2006

383 North Front Street / Columbus, Ohio 43215 / Telephone 614-888-8000 / Facsimile 614-888-8634 / www.SchoonoverBoyer.com